Exhibit 10.10

Banco Santander Central Hispano, S.A.
For the attention of Mr. Jose Antonio Soler
Ciudad Grupo Santander
28660 Boadilla del Monte
Spain

22 June 2007

Dear Sirs,

We refer to the two Standby Underwriting Commitment letters, the Fee letter, and the Cover letter, each dated as of 14 May 2007 in relation to ABN AMRO Holding N.V.

We confirm hereby our agreement to replace the date of 5 June 2007 as the latest date for the Banks to make a formal offer for the entire issued and to be issued share capital of ABN AMRO Holding N.V., in each of the abovementioned documents, by the date of 30 September 2007.

All the terms contained in the mentioned documents remain unvaried in their entirety, except as expressly modified herein.

Yours faithfully,

By:	M.A. de GRAAF	Janine Krocks
	MANAGING DIRECTOR	Vice President

ING	/s/ M.A. de GRAAF	/s/ Janine Krocks